Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
June 25, 2014	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Emerge Energy Services LP	Los Angeles	Tokyo
180 State Street, Suite 225	Madrid	Washington, D.C.
Southlake, Texas 76092

Re:                             Registration Statement No. 333-196465 — Sale of up to 4,042,695 common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Emerge Energy Services LP (the “Partnership”) and the selling unitholders (the “Selling Unitholders”) named in Schedule I of the underwriting agreement dated June 20, 2014 among the underwriters named therein, the Partnership, Emerge Energy Services GP LLC, Emerge Energy Services Operating LLC and the Selling Unitholders, in connection with the sale by the Selling Unitholders of  up to 4,042,695 common units representing limited partnership interests in the Partnership (the “Common Units”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed by the Partnership with the Securities and Exchange Commission on June 2, 2014 (Registration No. 333-196465) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated June 20, 2014 to the Prospectus dated June 2, 2014 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the sale of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units have been duly authorized by all necessary limited partnership action of the Partnership, and are validly issued and, under the Delaware LP Act, purchasers of the Common Units have no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership. We call to your attention that limited partners that participate in the control of the business of the Partnership within the meaning of Section 17-303(a) of the Delaware LP Act may under certain circumstances have liability to persons who transact business with the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated June 25, 2014 and to the reference to our firm in the Prospectus under the heading “Validity of the Common Units.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP